                                                                      EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Imperial Bancorp:

We consent to incorporation by reference in the registration statements (No. 2-75352), (No. 2-61660), (No. 2-98462) and (No. 2-75353) on Forms S-8 and S-16
of Imperial Bancorp of our report dated January 25, 1999, relating to the consolidated balance sheet of Imperial Bancorp and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Imperial Bancorp.



                                      KPMG LLP



Los Angeles, California
March 31, 1999